Exhibit 99.2

Oragenics Chief Medical Officer to Present at IPAC-RS 2026 Nasal Innovation Forum

Presentation Highlights Clinical Translation of ONP-002 Intranasal Delivery Platform for Concussion Treatment

● James P. Kelly, MD, Chief Medical Officer of Oragenics, is scheduled to present in the Successful Case Studies session at the IPAC-RS 2026 Nasal Innovation Forum on Thursday, September 17, 2026

● Presentation is expected to address development and clinical translation of ONP-002, including the intranasal delivery platform, Phase IIa trial design, and anticipated path to U.S. clinical development

● Forum convenes leading pharmaceutical scientists, device developers, and regulators focused on nasal drug delivery

SARASOTA, Fla., September 16, 2026 (GLOBE NEWSWIRE) — Oragenics (NYSE American: OGEN), a clinical-stage biotechnology company developing brain-targeted therapeutics through proprietary intranasal delivery technology, today announced that James P. Kelly, MD, Chief Medical Officer, is scheduled to present at the IPAC-RS 2026 Nasal Innovation Forum on Thursday, September 17, 2026. The event is being held September 16–17, 2026, at Liberty House in Jersey City, New Jersey.

Dr. Kelly is scheduled to present during Session 4: Successful Case Studies, beginning at 9:40 AM ET. His presentation is expected to address the development and clinical translation of ONP-002, Oragenics’ first-in-class intranasal neurosteroid candidate for the treatment of concussion — a condition with no currently approved pharmacological treatments.

The presentation is expected to highlight the scientific rationale underlying ONP-002’s proposed mechanism of action, including its potential ability to reduce neuroinflammation, oxidative stress, and cerebral edema through the proposed simultaneous activation of multiple neuroprotective pathways. Dr. Kelly is expected to discuss the design of the Company’s proprietary breath-powered intranasal delivery device, the ongoing Phase IIa feasibility trial in Australia, and the clinical design framework for anticipated U.S. development.

ONP-002 is manufactured as a powder and delivered via a lightweight intranasal device engineered to direct the drug to the superior nasal roof for direct olfactory nerve, brain delivery, minimizing systemic exposure. A Phase IIa feasibility trial is currently enrolling at three sites in Australia, and the Company is advancing its Investigational New Drug (IND) application, with submission anticipated in Q4 2026.

Dr. Kelly stated, “The IPAC-RS Nasal Innovation Forum is an ideal venue to share the science underpinning our intranasal platform with the formulation, device, and regulatory community. Concussion represents a significant unmet need, and we are excited to present our progress toward potentially bringing the first pharmacological treatment for this condition to patients.”

The IPAC-RS Nasal Innovation Forum is an annual pharmaceutical industry forum dedicated to nasal drug delivery, convening scientists, device innovators, and regulatory experts to discuss formulation science, device technology, manufacturing best practices, and regulatory strategy.

About ONP-002

ONP-002 is a first-in-class intranasal neurosteroid being investigated for the treatment of mTBI (concussion). There are currently no FDA-approved pharmacological treatments for mTBI. ONP-002 is designed to reduce neuroinflammation, oxidative stress, and cerebral edema through gene amplification of multiple neuroprotective pathways simultaneously. The compound is spray-dry manufactured into a nanoparticle powder and delivered via a proprietary breath-powered intranasal device designed to maximize olfactory deposition and direct brain delivery while minimizing systemic exposure. Phase I single and multiple ascending dose safety trials have been completed with a favorable safety and tolerability profile. A Phase IIa feasibility trial is currently enrolling in Australia.

About Oragenics

Oragenics is a clinical-stage biotechnology company pioneering brain-targeted therapeutics through proprietary intranasal delivery technology. The Company’s lead candidate, ONP-002, is being developed as a potential first-in-class treatment for mTBI (concussion). Oragenics is advancing ONP-002 through Phase IIa clinical trials in Australia, with U.S. Phase IIb trials planned to follow pending IND submission. The Company’s intranasal delivery platform has potential applications across a range of acute and chronic neurological conditions. For more information, visit www.oragenics.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements concerning the Company’s expectations, plans, business outlook, or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance, or other matters are forward-looking statements. These statements include, but are not limited to, statements regarding the expected timing and outcomes of the Company’s Phase IIa and planned Phase IIb clinical trials, the Company’s regulatory strategy and engagement with the FDA, the anticipated timing of the Company’s IND submission, the potential applications of Oragenics’ intranasal delivery platform, and the Company’s ability to advance its clinical programs with available capital. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including risks related to the clinical development process, patient enrollment and trial execution, regulatory approval processes, the Company’s ability to secure adequate funding for operations, and those risks set forth in Oragenics’ most recent Forms 10-K, 10-Q, and other SEC filings available through EDGAR at www.sec.gov. Oragenics undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date of this press release, except as may be required by law.

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Source: Oragenics